Exhibit 99.1
Brookdale Reports June 2022 Occupancy
Nashville, Tenn., July 11, 2022 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for June 2022.
June 2022 Observations:
•Increased sequential weighted average occupancy by 60 bps and month end occupancy by 40 bps.
•Second quarter year over year weighted average occupancy increased 410 bps.
•Highest second quarter sequential weighted average occupancy growth in more than ten years.
About Brookdale Senior Living
Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. Brookdale operates and manages 674 communities in 41 states as of June 30, 2022, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

Kathy MacDonald, SVP Investor Relations • 615-505-1968 • email: Kathy.macdonald@brookdale.com